UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   May 17, 2006

LIQUIDMETAL TECHNOLOGIES, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-31332	20-0121262
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

25800 Commercentre Dr., Suite 100

Lake Forest, CA 92630

 (Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (949) 206-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

LIQUIDMETAL TECHNOLOGIES, INC.

FORM 8-K

Item 1.01. Entry Into a Material Definitive Agreement.

On May 17, 2006, Liquidmetal Technologies, Inc. (the “Company”) completed a private placement (the “Private Placement”) of 8% Unsecured Subordinated Notes in the aggregate principal amount of $3.625 million (the “Notes”), together with warrants to purchase up to an aggregate of 705,232 shares of the Company’s common stock (the “Warrants”). Indigo Securities, LLC, served as placement agent in the transaction. The Private Placement, which was made solely to “accredited investors” including Ricardo A. Salas, President and CEO, pursuant to the exemption under Rule 506 under the Securities Act of 1933, resulted in gross proceeds of $3.625 million before placement agent fees and expenses associated with the transaction.

The Notes issued by the Company in the Private Placement are unsecured and will become due on the earlier of August 17, 2007 or the consummation of a follow-on equity or debt offering pursuant to which the Company receives gross proceeds of at least $6,000,000 to be used for working capital purposes and repayment of debt, but excluding financings for the purpose of purchasing capital assets (a “Follow-On Financing”). Interest on the unpaid principal balance of each Note accrues at the rate of 8% per annum from May 17, 2006 until the maturity date. The Notes can be prepaid by the Company at any time without penalty.

The Notes are subordinate in right of payment and in all other respects to the 6% Senior Secured Notes Due July 29, 2007 (the “July 2007 Notes”), the 7% Senior Secured Convertible Notes Due August 2007 (the “August 2007 Notes”), and any other notes that may be issued by the Company after May 17, 2006 in exchange for or in satisfaction of any July 2007 Notes or August 2007 Notes (collectively, the “Senior Notes”). Notwithstanding the maturity date of the Notes, the Company will not make any payments of principal, interest or otherwise under the Notes until all amounts due and payable under the Senior Notes have been satisfied in full (whether through cash payment or conversion).

The Notes also give the investors the opportunity to participate in a Follow-On Financing at a discounted rate. If a holder of a Note elects to participate in a Follow-On Financing, then the holder of the Note will be entitled to purchase the securities being offered in the Follow-On Financing at a discount of 7% of the gross per share purchase price (in the case of an offering of common stock or preferred stock) or 7% of the face amount of the security being sold (in the case of an offering of debt securities).

As a part of the Private Placement, the Company issued Warrants to the purchasers of the Notes giving them the right to purchase up to an aggregate of 705,233 shares of the Company’s common stock. In addition, Warrants to purchase 68,508 shares of the Company’s common stock were issued to the placement agent in the transaction. The Warrants have an exercise price of $2.58 per share. The Warrants will expire on May 17, 2011.

The Company entered into a registration rights agreement with the holders of the Warrants (the “Warrant Holders”) relating to the resale of the shares of Company common stock issuable upon exercise of the Warrants (the “Warrant Shares”). Under the registration rights agreement, the Company must file a registration statement with the Securities and Exchange Commission covering the resale of the Warrant Shares, if, following the 180th day after the date of the registration rights agreement, the Company receives a written request to do so from the holders of fifty percent or more of the Warrant Shares then outstanding. The Warrant Holders also have “piggyback” registration rights under the registration rights agreement, which requires the Company to register, upon request by a Warrant Holder, the Warrant Shares held by that Warrant Holder in any registration statement filed in connection with the public offering of the Company’s common stock.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registration.

The information included in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information included in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 3.02.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

LIQUIDMETAL TECHNOLOGIES, INC.

	By:	/s/ Ricardo A. Salas
Ricardo A. Salas
President, and Chief Executive Officer

Date: May 22, 2006